Dycom Industries, Inc. Completes The
Acquisitions Of Ervin Cable
Construction, Inc. And Apex Digital TV,
Inc.

March 31, 1999

PALM BEACH GARDENS, Fla., March 31 -- Dycom Industries, Inc. (NYSE: DY) announced today that it has completed the acquisitions of Ervin Cable Construction, Inc. and Apex Digital TV, Inc. Ervin, a Sturgis, Kentucky-based company, provides construction services to cable television multiple system operators. Apex, also a Sturgis, Kentucky-based company, provides installation and maintenance services to direct broadcast satellite providers. Upon consummation of the transactions, the stockholders of Ervin and Apex received 258,066 and 516,128 shares of common stock of Dycom, respectively. Additionally, the stockholders of Ervin received $21,750,000 in cash. The consideration received by the stockholders of Ervin and Apex is subject to post-closing adjustments for indemnification, if any.

On April 1, 1999, Joseph M. Schell, former Director of Investment Banking and a member of the Executive Committee at NationsBanc Montgomery Securities, will become a director of Dycom. Mr. Schell was responsible for the investment banking division at NationsBanc Montgomery Securities.

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunications providers throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures. Dycom also provides underground utility locating and electric utility contracting services.

A Tele-Conference call will be hosted at 10:00 a.m., EST, April 1, 1999. Call 1-800-230-1085 and request "Dycom Acquisitions."